As filed with the Securities and Exchange Commission on October 15, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Datasea, Inc.

(Exact name of registrant as specified in its charter)

Nevada	45-2019013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 302-5, Building C,

Gemdale Viseen International Center,

No.5 Shengfang Road, Daxing District, Beijing

People’s Republic of China 102600

+86 10-56145240

(Address of Principal Executive Offices, including zip code)

2018 EQUITY INCENTIVE PLAN

(Full title of the plan)

Zhixin Liu, President and Chief Executive Officer

Room 302-5, Building C,

Gemdale Viseen International Center,

No.5 Shengfang Road, Daxing District, Beijing

People’s Republic of China 102600

+86 10-56145240

With a copy to:

Datasea Acoustics LLC

8 The Green, Ste A ,

Dover, Kent, Delaware 19901

+1 267 992 2826
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark Crone, Esq.
Eleanor Osmanoff, Esq.

The Crone Law Group, P.C.

420 Lexington Avenue, Suite 2446

New York, NY 10170

646-861-7891

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer	☒
		Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed by Datasea, Inc. (the “Company,” the “Registrant,” “we” or “our”), for the purpose of registering an additional 3,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) reserved for issuance under the Company’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”). Unless noted otherwise, all references to the number of shares of Common stock and per share information in this Registration Statement have been adjusted retroactively to reflect the 1:15 reverse stock split of the Company’s Common Stock that became effective on January 19, 2024.

The 2018 Plan was adopted on August 22, 2018, by the Board of Directors and stockholders of the Company, and authorized for issuance 4,000,000 (pre-split) or 266,667 (post-split) shares of Common Stock, subject to adjustments in the event of certain reorganizations, mergers, combinations, recapitalizations, share splits, share dividends, or other similar events which change the number or kind of shares outstanding. The 2018 Plan was amended by the Company’s stockholders on each of April 28, 2022, June 2023, June 7, 2024 and May 7, 2025 increasing the shares of Common Stock reserved for issuance under the 2018 Plan to 933,333, 1,600,000, 2,600,000 and 7,600,000 shares, respectively. As of the date of this Registration Statement, 5,944,150 shares of Common Stock is available for issuance under the 2018 Plan.

This Registration Statement intends to register the offer and sale of 3,000,000 shares of Common Stock available for issuance under the 2018 Plan as a result of the amendments thereto, and relates to the registration of the same class of securities of the Company as to which a (i) registration statement on Form S-8 dated June 15, 2020, registering 266,667 shares of Common Stock, (ii) a registration statement on Form S-8 dated October 26, 2023, registering 333,333 shares of Common Stock and (iii) a registration statement on Form S-8 dated May 3, 2024, registering 1,000,000 shares of Common Stock (the “Prior Registration Statements”), were filed with the Securities and Exchange Commission (the “Commission”). This Registration Statement is filed pursuant to Instruction E of the General Instructions to Form S-8 regarding the registration of additional securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements, to the extent relating to the registration of shares of Common Stock under the 2018 Plan and, except as otherwise set forth in this Registration Statement, are incorporated by reference herein. This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

●	The Company’s Annual Report on Form 10-K for the year ended June 30, 2025 (filed on September 26, 2025);

●	The description of our Common Stock contained in our Registration Statement on Form 8-A, dated and filed with the SEC on December 18, 2018, and any amendment or report filed with the SEC for the purpose of updating the description; and

●	The Company’s Definitive Proxy Statement on Schedule 14A for the 2025 annual meeting of stockholders filed with the SEC on March 28, 2025.

All other reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded, to constitute a part of this Registration Statement.

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ITEM 8. INDEX TO EXHIBITS.

Exhibit	Description
5.1*	Opinion of The Crone Law Group, P.C.
23.1*	Consent of Kreit & Chiu CPA LLP (formerly Paris Kreit & Chiu CPA LLP)*
23.2*	Consent of The Crone Law Group, P.C. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the Signature Page to this Registration Statement)
99.1	The 2018 Equity Incentive Plan of Datasea, Inc., as amended (incorporated herein by reference to Exhibit 10.1 of the Form 8-K filed with the SEC on June 20, 2023).
107*	Filing Fee Table

*	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on October 15, 2025.

Datasea, Inc.

By:	/s/ Zhixin Liu
Zhixin Liu
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Zhixin Liu, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 15, 2025.

SIGNATURE	TITLE

/s/ Zhixin Liu	Chairman, President and Chief Executive Officer
Zhixin Liu	(Principal Executive Officer);

/s/ Mingzhou Sun	Chief Financial Officer
Mingzhou Sun	(Principal Financial and Accounting Officer)

/s/ Fu Liu	Director
Fu Liu

/s/ Yijin Chen	Director
Yijin Chen

/s/ Stephen (Chun Kwok) Wong	Director
Stephen (Chun Kwok) Wong

/s/ Yan Yang	Director
Yan Yang

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